Exhibit 10.19

AMENDMENT D

This AMENDMENT D (the “Amendment D”) is made and entered as of the 3rd day of May 2005, by and between Baxter Healthcare Corporation, a Delaware corporation (“Baxter”), and Physiometrix, Inc., a Delaware corporation (“Physiometrix”).

WHEREAS, Baxter and Physiometrix entered into a Strategic Alliance and Distribution Agreement dated May 2000 to form an alliance for the distribution and sale of certain Products (the “Agreement”), and such Agreement was amended by Amendment A on October 17, 2000, by Amendment B on December 6, 2000, and by Amendment C on February 12, 2003.

WHEREAS, Baxter and Physiometrix desire to further amend the Agreement.

NOW, THEREFORE the parties hereby agree to amend the Agreement as follows:

1.                                       Amendment D Controlling.  Baxter’s obligations in the marketing and sales of the Products shall be governed by the provisions of this Amendment D, and to the extent this Amendment D conflicts with any provision of the Agreement, including sections 2.1, 5, 7, 8, 9, 10, 13 and 15, as amended, this Amendment D shall control. Additionally, sections 2.4, 16.2 and 43 are hereby omitted.

2.                                       Product Sales.  Active sales efforts for the PSA 4000 by Baxter shall end on the earlier of (i) December 31, 2005, or (ii) the exhaustion of all existing Baxter inventory of PSA 4000 devices.  Active sales efforts for the PSArrays for the installed base and new device placements in 2005 shall continue through December 31, 2005.  Baxter will continue to sell PSArrays to Baxter customers until December 31, 2007.

3.                                       PSA 4000 Pricing.  Baxter, at its discretion, may issue Purchase Orders for additional PSA 4000 devices, at a cost of $1,000 per unit.  Such Purchase Orders must specify a delivery date prior to December 31, 2005.

4.                                       PSArray Pricing.  Baxter, at its discretion, may purchase, in a manner consistent with past practices, PSArrays at a cost of $7.50 per unit.  Baxter shall have the exclusive right to sell the PSArray for use with the PSA 4000 device through December 31, 2007.

5.                                       Physiometrix Support.  Physiometrix will continue to support Baxter’s efforts to sell or lease the PSA 4000 in the hospital setting with technical and in-hospital consultative support provided by Physiometrix.

6.                                       PSA 5000 Sales.  The sale or lease of the PSA 5000 device, or any other new PSA variant, (“PSA 5000”) will be the sole responsibility of Physiometrix.  The sale of the PSA 5000 array or any new array variant (the “New Array”) will be the sole responsibility of Physiometrix.

7.                                       Baxter Sales Leads for PSA 5000.  Baxter representatives will accept and forward sales leads for the PSA 5000 to Physiometrix through December 31, 2006.  Physiometrix agrees to pay to Baxter a $200 placement fee for each sales lead resulting in a PSA 5000 sale or lease.  Physiometrix also agrees to pay a $200 placement fee for each sale or lease of a PSA 5000 into an Existing Baxter Account.  An “Existing Baxter Account” is defined as any healthcare facility that has purchased or leased any PSA 4000 device or PSArray on or after 1/1/03 or any facility where Baxter has conducted a PSA 4000 evaluation, lasting at least one week, and conducted after January 1, 2003.

8.                                       New Arrays.  If Physiometrix sells a New Array into an Existing Baxter Account (whether for use with a PSA 4000 or a PSA 5000), Physiometrix will provide a “Baseline Revenue Stream” to Baxter.  The Baseline Revenue Stream will be calculated for each calendar quarter as follows:

(i)            The total number of PSA 4000 and PSA 5000 devices installed at each Existing Baxter Account as of the date of the first New Array sale at the facility;

(ii)           times an array usage rate of 13 arrays per month;

(iii)          times 3 months;

(iv)          minus the number of PSA 4000 arrays sold by Baxter for the calendar quarter;

(v)           times $8.00 per array.

For Example, if an Existing Baxter Account has leased 10 PSA 4000 devices, has purchased 200 PSArrays from Baxter in January 2006 and elects to purchase New Arrays from Physiometrix in February and March 2006, the amount due to Baxter for the calendar quarter from Physiometrix is 10 monitors times 13 arrays per month times 3 months minus 200 arrays times $8.00 per array or $1520.

9.                                       Termination of Baseline Revenue Stream.  Physiometrix will pay the Baseline Revenue Stream to Baxter on New Array sales at each Existing Baxter Account through December 31, 2007.

10.                                 Convention Attendance.  Baxter will display the Product at its booth at the following meetings:

2005 SCCM convention

2005 IARS convention

2005 AANA convention

2005 ASA convention

2005 PGA convention

Physiometrix may have up to two employees present in the Baxter meeting booth to discuss the benefits of the Product with meeting attendees.

11.                                 Marketing Responsibility.  As of the date of this Amendment D, Physiometrix will be responsible for all marketing related to the PSA technology.  This includes, but is not limited to, print advertising, product brochures, sales detail aids, training materials, and grants to clinical investigators.

12.                                 Repurchase of Baxter Inventory.  At Physiometrix’s option, Baxter will sell all Existing Inventory of Products to Physiometrix.  “Existing Inventory” means all PSArrays, and all PSA 4000 devices, owned by Baxter, and located in Baxter’s possession, in customers’ facilities for evaluations, or in customers’ facilities under a lease agreement.  Physiometrix may exercise its option to purchase on December 15, 2005, June 15, 2006, December 15, 2006, or June 15, 2007, or at any time upon or following the consummation of a Change of Control (as defined below) of Physiometrix (the “Repurchase Option”).    For purposes hereof, a “Change of Control” of Physiometrix shall mean the sale of all or substantially all of Physiometrix’ assets or any stock purchase, merger, consolidation,  tender offer or other business combination transaction after completion in respect of which the stockholders holding all of Physiometrix’ outstanding voting securities immediately prior to the consummation of such transaction own immediately after the consummation of such transaction less than 50% of the outstanding voting or equity securities of Physiometrix.   Physiometrix will notify Baxter within two (2) business days of entering into a definitive agreement pursuant to which a Change of Control of Physiometrix is contemplated.

If Physiometrix exercises its Repurchase Option, the parties shall be subject to the following requirements:

(i)            Physiometrix must purchase all Existing Inventory and cannot offer to purchase only a portion of the Existing Inventory;

(ii)           Physiometrix must provide at least 30 days advance notice to Baxter of its intent to purchase the Existing Inventory, including upon exercise in connection with a Change of Control of Physiometrix,   (it being understood that such notice may be given in advance of and conditioned on a prospective Change of Control);

(iii)          Baxter will deliver all of the Existing Inventory in Baxter’s possession to Physiometrix within 30 days after the notice referred to in (ii) above;

(iv)          Baxter will deliver all Baxter Contracts (defined below) and any related material correspondence to Physiometrix within 30 days after receiving notice as set forth in (ii) above;

(v)           The Existing Inventory will be sold “AS IS”;

(vi)          Physiometrix will pay Baxter $1,000 per device and $15.00 per PSArray within 30 days of delivery of the Existing Inventory;

(vii)         Physiometrix will be responsible for shipping and handling to transfer the Existing Inventory from Baxter’s warehouse to Physiometrix;

(viii)        Title to the Existing Inventory will pass to Physiometrix upon receipt by Baxter of payment; and

(ix)           All rights and obligations of Baxter under any and all purchase agreements or leases Baxter has with customers under which the Products are placed in Existing Baxter Accounts (the “Baxter Contracts”) will automatically be assigned, transferred and delivered from Baxter to Physiometrix.

Notwithstanding the foregoing, a Baxter Contract will not be assigned, transferred or delivered to the extent the assignment or transfer thereof, without consent of the customer thereto, would constitute a breach or violation under such Baxter Contract (a “Restricted Baxter Contract”).  In such a case, Baxter will use its reasonable commercial efforts to obtain the required consents necessary to effectively transfer and assign the Restricted Baxter Contracts from Baxter to Physiometrix.  During the period between the exercise of the Repurchase Option and the obtaining of the necessary consent of the Restricted Baxter Contract, (i) Baxter shall continue to keep the Restricted Baxter Contract in effect in accordance with its terms and shall cooperate in any reasonable arrangement to provide Physiometrix with the benefits of such Restricted Baxter Contract and (ii) if Baxter provides such benefits to Physiometrix, Physiometrix shall perform at its sole expense the obligations of Baxter to be performed after the exercise of the Repurchase Option under the Restricted Baxter Contract in question.  Once a consent for the assignment, transfer and delivery of a Restricted Baxter Contract is obtained, Baxter shall promptly assign, transfer and deliver such Restricted Baxter Contract to Physiometrix, and Physiometrix shall assume the obligations under such Restricted Baxter Contract that relate to the period from and after the date of assignment, transfer and delivery of such Restricted Baxter Contract to Physiometrix. Without limiting the foregoing, Baxter will reasonably cooperate in taking such further action as may be necessary or advisable to accomplish the intent and purposes of this clause (ix).

13.                                 Termination of Agreement.  Upon Physiometrix exercising its Repurchase Option, the Agreement will terminate and all of Baxter’s rights set forth in the Agreement as amended, including Baxter’s rights to the Baseline Revenue Stream set forth in this Amendment D will terminate. Notwithstanding the foregoing, the rights and obligations of the parties set forth in Sections 12 - 16 to this Amendment D shall survive termination.

14.                                 Other Terms Unchanged.  Except as specifically set forth above, all other terms and conditions set forth in the Agreement shall remain unchanged.

15.                                 Definitions.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

16.                                 Assignment.  The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Exhibit E shall be replaced in its entirety by:

Exhibit E

Product Pricing

The transfer pricing for PSA 4000 monitors purchased from Physiometrix through 2007 will be $1,000 per monitor.

The transfer pricing for PSArrays purchased from Physiometrix through 2007 will be $7.50 per Frontal Array.

EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, in duplicate, by their duly authorized representatives as of the date set forth above.

Physiometrix Inc.	Baxter Healthcare Corporation
(a Delaware Corporation)	(a Delaware Corporation)

By:	By:
John A. Williams	Raul A. Trillo, Jr., MD, MBA
President and CEO	General Manager